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                     March 4, 2021

       Ernie Herrman
       Chief Executive Officer
       The TJX Companies, Inc.
       770 Cochituate Road
       Framingham, MA 01701

                                                        Re: The TJX Companies,
Inc.
                                                            Form 10-K for
Fiscal Year Ended February 1, 2020
                                                            Filed March 27,
2020
                                                            Definitive Proxy
Statement on Schedule 14A
                                                            Filed April 23,
2020
                                                            File No. 001-04908

       Dear Mr. Herrman:

              We have completed our review of your filings. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Trade & Services